UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2007

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 16, 2007, i2 Technologies, Inc. (the “Company”) and Michael J. Berry, the Executive Vice President and Chief Financial Officer of the Company (“Berry”), entered into an Amendment Two to Employment Agreement (the “Amendment”), which amends that certain Employment Agreement dated as of July 26, 2005 (as previously amended, the “Employment Agreement”) by and between the Company and Berry, a copy of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 29, 2005. The Amendment modifies the provisions setting forth the amounts payable by the Company to Berry as housing allowances and commuter and other relocation expenses. Pursuant to the Amendment, the parties acknowledge that the Company has purchased from Berry his prior residence in partial satisfaction of the provisions of the Employment Agreement. In further satisfaction, the Company is making a one-time cash payment to Berry in the amount of $100,000 and issuing to Berry shares of common stock, par value $.00025 per share, of the Company valued at approximately $100,000 as of the close of trading on February 15, 2007. Pursuant to the terms of the Employment Agreement, Berry is required to forfeit all or some of such common stock, and to reimburse the Company for all or some of the relocation expenses previously paid by the Company, if he shall voluntarily terminate his employment with the Company on or prior to August 16, 2008.

The summary of the Amendment contained in this Item 5.02 is qualified in its entirety by reference to the Amendment itself, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by this reference into this Item 5.02 in its entirety.

ITEM 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Amendment to Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 20, 2007	i2 TECHNOLOGIES, INC.

	By:	/s/ John Harvey
John Harvey
Vice President and General Counsel